                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                                HONEYWELL INC.,


                          HONEYWELL ACQUISITION CORP.


                                      and


                              MEASUREX CORPORATION


                                  dated as of


                                January 26, 1997

                             Index of Defined Terms

Defined Term                                                                            Section No.
-------------                                                                           -----------
Agreement                                                                               Recitals
Acquisition Proposal                                                                         5.4
Appointment Date                                                                             5.1
Balance Sheet                                                                            3.10(a)
By-laws                                                                                      1.4
Certificate of Incorporation                                                                 1.2
Certificates                                                                              2.2(b)
Closing                                                                                      1.6
Closing Date                                                                                 1.6
Code                                                                                      5.2(a)
Company                                                                                 Recitals
Company Agreements                                                                           3.4
Company Disclosure Schedule                                                                  3.0
Company ESPP                                                                              2.4(d)
Company Material Adverse Effect                                                           3.1(a)
Company SEC Documents                                                                        3.5
Confidentiality Agreement                                                                    5.2
Copyrights                                                                               3.11(c)
Distribution Date                                                                           3.18
DGCL                                                                                      1.2(a)
Dissenting Stockholders                                                                   2.1(c)
D&O Insurance                                                                             5.9(b)
Effective Time                                                                               1.5
Encumbrances                                                                              3.2(b)
Environmental Claim                                                                      3.15(g)
Environmental Laws                                                                       3.15(g)
ERISA                                                                                     3.9(a)
ERISA Affiliate                                                                           3.9(a)
Exchange Act                                                                              1.1(a)
Financial Statements                                                                         3.5
fully diluted basis                                                                       1.1(a)
GAAP                                                                                         3.5
Governmental Entity                                                                          3.4
Hazardous Materials                                                                      3.15(g)
HSR Act                                                                                      3.4
Indemnified Party                                                                         5.9(a)
Independent Directors                                                                     1.3(c)
Intellectual Property                                                                    3.11(c)
Licenses                                                                                 3.11(c)
Merger                                                                                       1.4
Merger Consideration                                                                      2.1(c)
Minimum Condition                                                                         1.1(a)

NYSE                                                                            2.4(a)
Offer                                                                           1.1(a)
Offer Documents                                                                 1.1(b)
Offer Price                                                                     1.1(a)
Offer to Purchase                                                               1.1(a)
Option Exchange Ratio                                                           2.4(a)
Option Plan                                                                     2.4(b)
Options                                                                         2.4(a)
Parent                                                                         Recitals
Parent Common Stock                                                             2.4(a)
Parent Material Adverse Effect                                                     4.1
Parent Option                                                                   2.4(a)
Participant                                                                    5.11(b)
Patents                                                                        3.11(c)
Paying Agent                                                                    2.2(a)
PCBs                                                                           3.15(e)
Plans                                                                           3.9(a)
Preferred Stock                                                                 3.2(a)
Proxy Statement                                                                 1.8(a)
Purchaser                                                                     Recitals
Purchaser Common Stock                                                             2.1
Retention Bonus                                                                5.11(b)
Retention Bonus Plan                                                           5.11(b)
Rights                                                                           3.18
Rights Agreement                                                                 3.18
Severance Agreements                                                          5.11(a)
Schedule 14D-1                                                                 1.1(b)
Schedule 14D-9                                                                 1.2(b)
SEC                                                                            1.1(b)
Secretary of State                                                                1.5
Securities Act                                                                    3.5
Shares                                                                         1.1(a)
Shares Acquisition Date                                                          3.18
Special Meeting                                                                1.8(a)
Subsidiary                                                                        3.1
Superior Proposal                                                              5.4(b)
Surviving Corporation                                                             1.4
Tax                                                                           3.10(i)
Taxes                                                                         3.10(i)
Tax Return                                                                    3.10(i)
Termination Fee                                                                8.1(b)
Trademarks                                                                    3.11(c)
Transactions                                                                   1.2(a)
Trigger Event                                                                    3.18
Unvested Portion                                                               2.4(a)
Vested Portion                                                                 2.4(a)
Voting Debt                                                                    3.2(a)
1996 Premium                                                                   5.9(b)

                          AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Agreement"), dated as of January 26, 1997, by and among Honeywell Inc., a Delaware corporation ("Parent"), Honeywell Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and Measurex Corporation, a Delaware corporation (the "Company").

        WHEREAS, the Board of Directors of each of Parent, the Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                  ARTICLE I

                              THE OFFER AND MERGER

     Section 1.1  The Offer.

     (a) As promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (the "Offer") for all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of the Company (including the related Rights (as defined in Section
3.18 of this Agreement)) at a price of $35.00 per Share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which represents at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex A hereto, and shall consummate the Offer in accordance with its terms ("fully diluted basis" means issued and outstanding Shares and Shares subject to issuance under outstanding employee stock options). The obligations
of the Purchaser to accept for payment and to pay       for any Shares validly
tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of the Shares without the written consent of the Company; provided, however, that if on the initial scheduled expiration date of the Offer which shall be 20 business days after the date the Offer is commenced, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act (as defined below) to have expired or been terminated, the Purchaser shall extend the expiration date from time to time until two business days after the expiration of the waiting period under the HSR Act. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law; provided, however, that if, immediately prior to the initial expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed twenty business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

     (b)  As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-l"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances
under which they        were made, not misleading, except that no representation
is made by Parent or the Purchaser with respect to information furnished by the Company to Parent or the Purchaser, in writing, expressly for inclusion in the Offer Documents. The information supplied by the Company to Parent or the Purchaser, in writing, expressly for inclusion in the Offer Documents and by Parent or the Purchaser to the Company, in writing, expressly for inclusion in the Schedule 14D-9 (as hereinafter defined) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (c) Each of Parent and the Purchaser will take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1 before it is filed with the SEC. In addition, Parent and the Purchaser will provide the Company and its counsel in writing with any comments, whether written or oral, Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     Section 1.2  Company Actions.

     (a) The Company hereby approves of and consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has
(i) unanimously determined that each of the Agreement, the Offer and the Merger (as defined in Section 1.4) are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions"), and such approval constitutes approval of the Offer, this Agreement and the Transactions, including the Merger, for purposes of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL")and Article Twelfth of the Company's Certificate of Incorporation ("Certificate of Incorporation"), such that Section 203 of the DGCL and Article Twelfth of the Company's Certificate of Incorporation will not apply to the transactions contemplated by this Agreement, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if, in the opinion of the Board of Directors, only after receipt of advice from outside legal counsel, failure to withdraw, modify or amend such recommendation could reasonably be expected to result in the Board of Directors violating its fiduciary duties to the Company's stockholders under applicable law. The Company represents that the actions set forth in this Section 1.2(a) and all other actions it has taken in connection therewith are sufficient to render the relevant provisions of such Section 203 of the DGCL and Article Twelfth of the Company's Certificate of Incorporation inapplicable to the Offer and the Merger.

     (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the provisions of Section 5.4(b), contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by Parent or the Purchaser for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

     (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing, or computer file containing the names and addresses of all recordholders of the Shares as of a recent date, and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

          Section 1.3  Directors.

          (a) Promptly upon the purchase of and payment for any Shares by Parent or any of its subsidiaries which represents at least a majority of the outstanding Shares (on a fully diluted basis, as defined in Section 1.1(a)),
Parent shall be entitled to designate   such number of directors, rounded up to
the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of the Purchaser, use its best reasonable efforts promptly either to increase the size of its Board of Directors or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall take all actions available to the Company to cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 3.1) of the Company and
(iii) each committee (or similar body) of each such board.

          (b)  The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or the Purchaser will supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3 are in addition to and shall not limit any rights which the Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

          (c) In the event that Parent's designees are elected to the Company's Board of Directors, until the Effective Time (as defined below), the Company's Board shall have at least two directors who are directors on the date hereof and who would constitute Continuing Directors for purposes of Article Twelfth of the Company's Certificate of Incorporation (the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or the Purchaser and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company's Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, or (c) take any other action by the Company's Board under or in connection with this Agreement.

          Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section 1.4. Pursuant to the Merger, (x) the Certificate of Incorporation shall be amended in its entirety to read as the Certificate of Incorporation of the Purchaser, in effect immediately prior to the Effective Time, except that Article FIRST thereof shall read as follows: "FIRST: The name of the corporation is HONEYWELL-MEASUREX CORPORATION." and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, except that if Purchaser shall acquire less than seventy-five percent of the outstanding Shares pursuant to the Offer, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-Laws of the Purchaser (the "By-laws"), as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, by such Certificate of Incorporation or by such By-laws. The Merger shall have the effects specified in the DGCL.

          Section 1.5 Effective Time. Parent, the Purchaser and the Company will cause a Certificate of Merger to be executed and filed on the Closing Date (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the Secretary of State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger is duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

          Section 1.6 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the corporate offices of Parent, unless another date or place is agreed to in writing by the parties hereto.

          Section 1.7 Directors and Officers of the Surviving Corporation. The directors of the Purchaser and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-laws.

          Section 1.8  Stockholders' Meeting.

          (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law.

               (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

               (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

               (iii) include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

          (b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.

          Section 1.9  Merger Without Meeting of Stockholders. Notwithstanding
Section 1.8 hereof, in the event that Parent, the Purchaser and any other Subsidiaries of Parent shall acquire in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto shall, at the request of Parent and subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.


                                   ARTICLE II

                            CONVERSION OF SECURITIES

          Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or holders of common stock, par value $1.00 per share, of the Purchaser (the "Purchaser Common Stock"):

          (a) The Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Exchange of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and any Shares which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Stockholders")) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.2. All such Shares, when so converted, shall no longer be outstanding and shall automat-ically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with
Section 262 of the DGCL.

          Section 2.2  Exchange of Certificates.

          (a) Paying Agent. Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive in trust the funds to which holders of the Shares shall become entitled pursuant to
Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

          (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          Section 2.3 Dissenters' Rights. If any Dissenting Stockholder shall be entitled to be paid the fair value of such holder's Shares, as provided in
Section 262 of the DGCL, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 2.1.

          Section 2.4  Company Plans.

          (a) Immediately prior to the Effective Time, each holder of then outstanding options to purchase Shares granted by the Company (the "Options") will be entitled to receive from the Company, and shall receive, in settlement of each Option a Cash Amount with respect to the number of Shares for which the Option is exercisable immediately prior to the Effective Time (the "Vested Portion"), and the Parent shall assume the balance of the Option, if any (the "Unvested Portion"). The Vested Portion of each Option shall terminate as of the Effective Time. The Cash Amount payable for the Vested Portion of each Option shall equal the product of (i) the Merger Consideration minus the exercise price per Share of the Vested Portion of such Option and (ii) the number of Shares covered by the Vested Portion of such Option. With respect to any Option held by individuals who are parties to severance agreements identified on Schedule 5.11 to the Company Disclosure Schedule (as defined below) and Options held by directors of the Company, the entire Option shall be treated as the Vested Portion of the Option for purposes of this Section 2.4. In addition, with respect to the Unvested Portion, the Parent shall assume, as of the Effective Time such Unvested Portion of an Option. Upon such assumption, the Unvested Portion of the Option shall be converted into an option (a "Parent Option") to purchase shares of common stock, par value $1.50 per share, of Parent ("Parent Common Stock"). With respect to any such Parent Option (i) the number of shares of Parent Common Stock subject to such Parent Option will be determined by multiplying the number of Shares subject to the Unvested Portion of the Option by the Option Exchange Ratio (as hereinafter defined), rounding any fractional share up to the nearest whole share, and (ii) the exercise price per share of such Parent Option will be determined by dividing the exercise price per share under the Unvested Portion of the Option by the Option Exchange Ratio, and rounding the exercise price thus determined up to the nearest whole cent. Except as provided above, the assumed Options shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to the Unvested Portion of the Option immediately prior to the Effective Time. Parent agrees to take all actions which may be necessary so that, in the event that an optionee's employment by the Company is terminated at any time during the eighteen-month period immediately following the Effective Time, the Unvested Options held by such optionee shall vest as of the date of termination and not expire until three months following the date of termination. The "Option Exchange Ratio" shall be (x) the Offer Price divided by (y) the average of the closing prices of the Parent Common Stock on the New York Stock Exchange ("NYSE") during the ten trading days preceding the fifth trading day prior to the Closing Date. If and to the extent required by the terms of the plans governing Options or pursuant to the terms of any Option granted thereunder, each of Parent and the Company shall use its best efforts to obtain the consent of each holder of outstanding Options to the foregoing treatment of such Options. Each share of Parent Common Stock underlying the Parent Options will be covered by an effective registration statement under the Securities Act (as defined below).

          (b) Except as may be otherwise agreed to by Parent or the Purchaser and the Company, the Company's 1993 Stock Option Plan (the "Option Plan") shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time.

          (c) The Company has taken all actions so that following the Effective Time no holder of employee stock options will have any right to receive Shares upon exercise of an employee stock option.

          (d) Outstanding purchase rights under the Company's Employee Stock Purchase Plan (the "Company ESPP") shall be exercised upon the earlier of (i) the next scheduled purchase date under the Company ESPP or (ii) immediately prior to the Effective Time, and each participant in the Company ESPP shall accordingly be issued Shares at that time which shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration for those Shares. The Company ESPP shall terminate with such exercise date, and no purchase rights shall be subsequently granted or exercised under the Company ESPP.


                                  ARTICLE III

                              REPRESENTATIONS AND
                           WARRANTIES OF THE COMPANY

          Except as set forth in the schedule attached to this Agreement setting forth exceptions to the Company's representations and warranties set forth herein (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and the Purchaser as set forth below. The Company Disclosure Schedule will be arranged in sections corresponding to sections of this Agreement to be modified by such disclosure schedule.

          Section 3.1 Organization. (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). As used in this Agreement, the term "Subsidiary" shall mean all corporations or other entities in which the Company or the Parent, as the case say be, owns a majority of the issued and outstanding capital stock or similar interests. As used in this Agreement, "Company Material Adverse Effect" with reference to any events, changes or effects, shall mean such events, changes or effects that are materially adverse to the Company and its Subsidiaries, taken as a whole. No breach of any representation or warranty contained in Article III of this Agreement shall be deemed to be a breach by the Company of this Agreement pursuant to Article VII or otherwise unless the Company shall have failed to meet the condition set forth in paragraph (f) of Annex A. As used in this Agreement, "to the knowledge of the Company" means the knowledge of the executive officers of the Company, without having made any independent investigation in connection with the execution of this Agreement.

          (b) The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company does not own (i) any equity interest in any corporation or other entity or (ii) marketable securities where the Company's equity interest in any entity exceeds five percent of the outstanding equity of such entity on the date hereof.

          Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 Shares and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date hereof, (i) 16,150,375 Shares are issued and outstanding, (ii) 2,747,074 Shares are issued and held in the treasury of the Company, (iii) 250,000 shares of Preferred Stock are designated as Series A Junior Participating Preferred Stock and none of which are issued and outstanding, and (iv) 7,110,240 Shares are reserved for issuance to employees and consultants pursuant to the Option Plan, of which 2,064,957 Shares have been issued pursuant to option exercises and 3,592,579 Shares are subject to outstanding, unexercised options; and (v) 1,225,000 Shares are reserved for issuance to employees pursuant to the Company ESPP, of which 1,114,362 Shares have been issued. Since January 26, 1997, the Company has not
(i) issued or granted additional options under the Option Plan or (ii) accepted new enrollments in the Company ESPP. All the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and
(iii) except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company, or any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business. The current "Purchase Period" (as defined in the Company ESPP) commenced under the Company ESPP on or about December 2, 1996 and will end prior to the Effective Time as provided in this Agreement, and except for the purchase rights granted on such commencement date to participants in the current Purchase Period, there are no other purchase rights or options outstanding under the Company ESPP.

          (b) Except for director's qualifying shares which may be required in certain jurisdictions, all of the outstanding shares of capital stock of each of the Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, claims or encumbrances ("Encumbrances").

          (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

          Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 1.8 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          Section 3.4 Consents and Approvals; No Violations. Except for the filings set forth in Section 3.4 of the Company Disclosure Schedule and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the laws of any foreign jurisdictions, state securities or blue sky laws, and the DGCL, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, the By-laws or similar organizational documents of the Company or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiar-ies is a party or by which any of them or any of their properties or assets may be bound (the "Company Agreements") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Transactions. Section 3.4 of the Company Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained in connection with this Agreement under the Company Agreements prior to the consummation of the transactions contemplated by this Agreement.

          Section 3.5 SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1995 under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of the Company included in the Company SEC Documents (the "Financial Statements") have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

          Section 3.6  Absence of Certain Changes.  Except as disclosed in
Section 3.6 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, since September 1, 1996, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course and (i) there has not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, individually or in the aggregate, a Company Material Adverse Effect (provided, however, that no event, change or effect that materially results from the Transactions or the announcement thereof shall be deemed to cause, either individually or in the aggregate, a Company Material Adverse Effect for purposes of this Section 3.6) and the Company has not taken any action which would have been prohibited under Section 5.1 hereof.

          Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice since September 1, 1996, (ii) pursuant to the terms of this Agreement, (iii) as set forth in Section 3.7 of the Company Disclosure Schedule, or (iv) as required to be disclosed in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of the Company (including the notes thereto) and which would have a Company Material Adverse Effect.

          Section 3.8 Litigation. Except as set forth in Section 3.8 of the Company Disclosure Schedule, as of the date hereof, there are no suits, claims, actions, proceedings, including, without limitation, arbitration proceedings or alternative dispute resolution proceedings, or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its

Subsidiaries before any Governmental Entity that, either individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

          Section 3.9  Employee Benefit Plans.

          (a) For purposes of this Agreement, the term "Plans" shall include: each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary (the "Plans").
Each of the Plans that is subject to section 302 or Title IV of ERISA or section 412 of the Code (as defined below) is hereinafter referred to in this Section
3.9 as a "Title IV Plan." Neither the Company, any Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Company or any Subsidiary.

          (b) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability. No Plan is a Title IV Plan.

          (c) Neither the Company or any Subsidiary, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary, any

Plan, any such trust, or any trustee or administrator (as defined in Section 3(16)(A) of ERISA) thereof, or any party in interest (as defined in ERISA
Section 3(14)) or fiduciary with respect to any Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

          (d) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

          (e) Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the qualified status of such Plan under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and nothing has occurred since the issuance of such letter which could reasonably be expected to cause the loss of the tax-qualified status of such Plan and the related trust maintained thereunder. The Company has no Plans intended to satisfy the requirements of Section 501(c)(9).

          (f) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary) or
(iv) post-death exercise periods in effect under outstanding Options.

          (g) Except as disclosed in Schedule 3.9(g), or as set forth in Section
5.11 of this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

          (h) There are no pending, or to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits) which would have a material adverse effect upon the Plans or a Company Material Adverse Effect.

          (i) Notwithstanding anything in this Section 3.9 to the contrary, the representations and warranties set forth in Sections 3.9(b), (c), (d), (e), (f),
(g) and (h) shall not be deemed to be breached unless such breaches, either individually or in the aggregate, would have a Company Material Adverse Effect.

          Section 3.10  Tax Matters; Government Benefits.

          (a) The Company and each of its Subsidiaries have duly filed all Tax Returns (as hereinafter defined) that are required to be filed excluding only such Tax Returns as to which any failure to file does not have a Company Material Adverse Effect and have duly paid or caused to be duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) shown due on such Tax Returns. All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby. All Taxes owed and due by the Company and each of its Subsidiaries for results of operations through September 1, 1996 (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the Company's balance sheet as of September 1, 1996 included in the Financial Statements (the "Balance Sheet") other than those Taxes the failure of which to pay or provide reserves for will not have a Company Material Adverse Effect. Since September 1, 1996, the Company has not incurred liability for any Taxes other than in the ordinary course of business. Neither the Company nor any of its Subsidiaries has received written notice of any claim made by an authority in a jurisdiction where neither the Company nor any of its Subsidiaries file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction.

          (b) The federal income Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including November 28, 1993, and no material deficiencies were asserted as a result of such examinations that have not been resolved or fully paid. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (c) No federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or, to the Company's knowledge, are pending with regard to any Taxes or Tax Returns of the Company or of any of its Subsidiaries. No written notification has been received by the Company or by any of its Subsidiaries that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries. To the Company's knowledge, there is no dispute or claim concerning any Tax liability of the Company, or any of its Subsidiaries either claimed or raised by any taxing authority in writing.

          (d) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in a payment of any "excess parachute payments" within the meaning of
Section 280G of the Code.

          (e) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

          (f) No taxing authority is asserting or, to the knowledge of the Company, threatening to assert a claim against the Company or any of its Subsidiaries under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law.

          (g) Neither the Company nor any of its Subsidiaries is a party to any material tax sharing, tax indem-nity or other agreement or arrangement with any entity not included in the Company's consolidated financial statements most recently filed by the Company with the SEC.

          (h) None of the Company or any of its Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

          (i) As used in this Agreement, the following terms shall have the following meanings:

               (i) "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto; and

               (ii) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          Section 3.11  Intellectual Property.

               (a) The Company and its Subsidiaries own or have adequate rights to use all items of Intellectual Property (as defined below) necessary to conduct the business of the Company and its Subsidiaries as presently conducted or as currently proposed to be conducted, free and clear of all Encumbrances (other than Encumbrances which, individually or in the aggregate, are not expected to have a Company Material Adverse Effect).

          (b) To the knowledge of the Company, the conduct of the Company's and its Subsidiaries' business and the Intellectual Property owned or used by the Company and its Subsidiaries, do not infringe any Intellectual Property rights or any other proprietary right of any person other than infringements which, individually or in the aggregate, are not expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have received no notice of any allegations or threats that the Company's and its Subsidiaries' use of any of the Intellectual Property infringes upon or is in conflict with any Intellectual Property or proprietary rights of any third party other than infringements or conflicts which individually or in the aggregate are not expected to have a Company Material Adverse Effect.

          (c) As used in this Agreement, "Intellectual Property" means all of the following: (i) U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same (the "Trademarks"); (ii) issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (the "Patents"); (iii) U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases) rights of publicity and all registrations and applications to register the same (the "Copyrights"); (iv) all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information; (v) all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing ("Licenses").

          Section 3.12 Employment Matters. Neither the Company nor any of its Subsidiaries has experienced any strikes, collective labor grievances, other collective bargaining disputes or Claims of unfair labor practices in the last five years. To the Company's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and its Subsidiaries.

          Section 3.13 Compliance with Laws. To the knowledge of the Company, the Company and its Subsidiaries are in compliance with, and have not violated any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which affects the business, properties or assets of the Company and its Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries alleging any such violation, except for any matter otherwise covered by this sentence which does not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, all licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not have a Company Material Adverse Effect.

          Section 3.14 Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which may be necessary to approve this Agreement or any of and the Transactions.

          Section 3.15  Environmental Laws.

          (a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, to the knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below) (which compliance includes, without limitation, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance, either individually or in the aggregate, would not have a Company Material Adverse Effect.

          (b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, to the knowledge of the Company, there is no Environmental Claim (as defined below) pending or, to the Company's knowledge, threatened against the Company or any of the Subsidiaries or, to the Company's knowledge, against any person or entity whose liability for any Environmental Claim the

Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law which Environmental Claim would have, either individually or in the aggregate, a Company Material Adverse Effect.

          (c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release or presence of any Hazardous Material, which could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the Company's knowledge, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, which Environmental Claim would have, either individually or in the aggregate, a Company Material Adverse Effect.

          (d) Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, to the knowledge of the Company, the Company and its Subsidiaries have not, and to the Company's knowledge, no other person has, placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, except (x) for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company and its Subsidiaries, or (y) which would not, either individually or in the aggregate, have a Company Material Adverse Effect.

          (e) Without in any way limiting the generality of the foregoing, except as set forth in Section 3.15(e) of the Company Disclosure Schedule, to the knowledge of the Company, none of the properties owned, operated or leased by the Company or any of its Subsidiaries contain any: underground storage tanks; asbestos; polychlorinated biphenyls ("PCBs"); underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed the existence of which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

          (f) The Company has made available to Parent for review copies of all environmental reports or studies in its possession prepared since January 1, 1994.

          (g) For purposes of this Agreement, (i) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; (ii) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release, of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; (iii) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

          Section 3.16 Information in Proxy Statement. The Proxy Statement, if any (or any amendment thereof or supplement thereto), will, at the date mailed to Company stockholders and at the time of the meeting of Company stockholders to be held in connection with the Merger, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the

Purchaser for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          Section 3.17 Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co., dated the date hereof, to the effect that, as of such date, the $35 per Share to be received by the holders of Shares pursuant to this Agreement is fair to such holders, a copy of which opinion has been delivered to Parent and the Purchaser; it being understood and acknowledged by Parent and Purchaser, however, that such opinion is not for the benefit of Parent, Purchaser or their respective affiliates or stockholders and may not be referred to in the Offer Documents.

          Section 3.18 Rights Agreement. The Company has taken all action which may be necessary under the Rights Agreement dated as of December 14, 1988 between the Company and Bank of America NT&SA, as Rights Agent (the "Rights Agreement"), so that (x) the execution of this Agreement and any amendments thereto by the parties hereto and the consummation of the transactions contemplated thereby shall not cause (i) the Parent and/or the Purchaser to become an Acquiring Person (as defined in the Rights Agreement) or (ii) a Distribution Date, a Shares Acquisition Date or a Trigger Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer, and (y) the Rights (as defined in the Rights Agreement) shall expire upon the acceptance of Shares for payment pursuant to the Offer.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          OF PARENT AND THE PURCHASER

          Except as set forth in the schedule attached to this Agreement setting forth exceptions to the Parent's and Purchaser's representations and warranties set forth herein (the "Parent Disclosure Schedule"), the Parent and Purchaser represent and warrant to the Company as set forth below. The Parent Disclosure Schedule will be arranged in sections corresponding to sections of this Agreement to be modified by such disclosure schedule.

          Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect. As used in this Agreement, "Parent Material Adverse Effect," with reference to any events, changes or effects, shall mean such events, changes or effects that are materially adverse to the Parent and its Subsidiaries, taken as a whole.

          Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation of the Merger and of the Transactions have been duly authorized by the Board of Directors of Parent and the Purchaser and by Parent as the sole stockholder of the Purchaser and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case any be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against each of them in accordance with its respective terms.

          Section 4.3 Consents and Approvals; No Violations. Except for the filings as set forth in Section 4.3 of the Parent Disclosure Schedule and except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the laws of any foreign jurisdiction, state securities or blue sky laws and the DGCL, none of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Transactions or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent or the Purchaser,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, or any of its Subsidiaries or the Purchaser is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect or have a material adverse effect on the ability of Parent and Purchaser to consummate the Transactions.

          Section 4.4 Information in Proxy Statement. None of the information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 4.5 Financing. At the closing of the Offer, and at the Effective Time, Parent and Purchaser will have sufficient cash resources available to finance the transactions contemplated herein.


                                   ARTICLE V

                                   COVENANTS

          Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, or (ii) as agreed in writing by Parent, after the date hereof, and prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 (the "Appointment Date"):

          (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its best reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

          (b) the Company will not, directly or indirectly, (i) except upon exercise of employee stock options or other rights to purchase shares of Common Stock pursuant to the ESPP outstanding on the date hereof, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its Subsidiaries beneficially owned by it, (ii) amend its Certificate of Incorporation or By-laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or Preferred Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

          (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by Subsidiaries of the Company to the Company or any of its Subsidiaries in the ordinary course of business; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date hereof pursuant to the exercise of Company Options outstanding on the date hereof;
(iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its executive officers or (ii)(A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

          (e) neither the Company nor any of its Subsidiaries shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

          (f) neither the Company nor any of its Subsidiaries shall enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practices;

          (g) neither the Company nor any of its Subsidiaries shall change any of the accounting methods used by it unless required by GAAP, neither the Company nor any of its Subsidiaries shall make any material Tax election except in the ordinary course of business consistent with past practice, change any material Tax election already made, adopt any material Tax accounting method except in the ordinary course of business consistent with past practice, change any material Tax accounting method unless required by GAAP, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment; and

          (h) neither the Company nor any of its Subsidiaries will take any action with the intent of causing any of the conditions to the Offer set forth in Annex A not to be satisfied.

          Section 5.2 Access; Confidentiality. (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Appointment Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Access shall include the right to conduct such environmental studies and tests as Parent, in its reasonable discretion, shall deem appropriate, provided, however, that such studies and tests must be performed prior to February 23, 1997 and must be performed in such a way as to not materially disrupt the Company's business. After the Appointment Date, the Company shall provide Parent and such persons as Parent shall designate with all such information, at such time as Parent shall request. Unless otherwise required by law and until the Appointment Date, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of a letter agreement dated March 29, 1996 between the Company and the Parent (the "Confidentiality Agreement"). The Company shall promptly, and in any event within ten business days following the date of this Agreement, deliver to Parent true and complete copies of all Plans not previously delivered to Parent and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any summary plan description required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended (the "Code").

          (b) Following the execution of this Agreement, Parent and the Company shall cooperate with each other and make all reasonable efforts to minimize any disruption to the business which may result from the announcement of the Transactions.

          Section 5.3 Consents and Approvals. (a) Each of the Company, Parent and the Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Transactions and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the Transactions. Each of the Company, Parent and the Purchaser will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

          (b) The Company and Parent shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

          (c) The Company and Parent shall take all reasonable actions necessary to file any other forms or notifications which may be required by any foreign Governmental Entity and to obtain any approvals which may be required in connection therewith.

          Section 5.4 No Solicitation. (a) Neither the Company nor any of its Subsidiaries shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"), except that nothing contained in this Section 5.4 or any other provision hereof shall prohibit the Company or the Company's Board from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 5.4(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. The Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          (b) Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning the Company and its Subsidiaries to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction which the Board determines in good faith, after consulting with a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and (y) in the opinion of the Board of Directors of the Company, only after receipt of advice from outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations could reasonably be expected to cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company will within two business days following receipt of a Superior Proposal notify Parent of the receipt of the same. The Company will promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent. At any time after two business days following notification to Parent of the Company's intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if the Company has otherwise complied with the terms of this Section 5.4(b), the Board of Directors may withdraw or modify its approval or recommendation of the Offer and may enter into an agreement with respect to a Superior Proposal, provided it shall concurrently with entering into such agreement pay or cause to be paid to Parent the Termination Fee (as defined below) plus any amount payable at the time for reimbursement of expenses pursuant to Section 8.1(b). If the Company shall have notified Parent of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence and has otherwise complied with such sentence, the Company may enter into an agreement with respect to such Superior Proposal (with the bidder and on terms no less favorable than those specified in such notification) after the expiration of the initial two business day period without any further notification.

          Section 5.5 Brokers or Finders. The Company represents, as to itself and its Subsidiaries and affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee from the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement except for Goldman, Sachs & Co., whose engagement letter has been provided to Parent.

          Section 5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to achieve the satisfaction of the Minimum Condition and all conditions set forth in Annex A and Article VI, and to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all such necessary actions. The Company shall use its reasonable best efforts to effect the retention of the individuals set forth in Section 5.6 of the Company Disclosure Schedule as employees of the Company following consummation of the Transactions.

          Section 5.7 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without the prior consultation of the other party, except as such party believes, after receiving the advice of outside counsel, may be required by law or by any listing agreement with a national securities exchange or trading market.

          Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the

Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 5.9  Directors' and Officers' Insurance and Indemnification.
(a) For six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries, and persons who become any of the foregoing prior to the Effective Time (each an "Indemnified Party") against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation which consent shall not unreasonably be withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent required under applicable Delaware law, the terms of the Company's Certificate of Incorporation or the By-laws, as in effect at the date hereof, and the terms of any indemnification agreement entered into with the Company prior to the date hereof; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

          (b) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six years after the Effective Time; provided, that the Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, if the existing D&O Insurance expires, is terminated or cancelled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance; provided, further, however, that in no event shall the Company be required to pay aggregate premiums for insurance under this Section 5.9(b) in excess of 150% of the aggregate premiums paid by the Company in 1996 on an annualized basis for such purpose (the "1996 Premium"); and provided, further, that if the Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.9(b) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the 1996 Premium.

          Section 5.10 Purchaser Compliance. Parent shall cause the Purchaser to comply with all of its obligations under or related to this Agreement.

          Section 5.11 Severance Agreements.

          (a) Parent shall cause the Surviving Corporation to honor the severance agreements attached as Schedule 5.11 to the Company Disclosure Schedule (the "Severance Agreements"), except to the extent modified or superseded by a separate agreement entered into by the employee and the Company or Parent or Purchaser. Upon any Involuntary Termination (as such term is defined in Paragraph 1 of the Severance Agreement) other than a Termination for Cause (as such term is defined in Paragraph 1 of the Severance Agreement) of the employment of any individual covered by such Severance Agreement at any time prior to December 31, 1998, such individual shall be immediately entitled to the lump sum cash severance payment provided under Paragraph 2(b) of his Severance Payment.

          (b) In addition, the Parent shall establish or cause to be established a retention bonus plan ("Retention Bonus Plan") which shall provide that each individual ("Participant") who, as of the Effective Time is a party to a Severance Agreement (and who is not a party to an employment agreement with the Parent, Purchaser or the Surviving Corporation as of the Effective Time) shall receive on or about December 31, 1998 (if such Participant has been continually employed by the Parent or the Surviving Corporation through such date) a bonus ("Retention Bonus") equal to the Severance Payment (as defined in the applicable Severance Agreement) that would have been payable to such Participant under the applicable Severance Agreement if an Involuntary Termination (as defined in the applicable Severance Agreement) of the Participant occurred immediately following the Effective Time; provided, however, that if a Participant dies prior to December 31, 1998 and was continually employed by the Parent or the Surviving Corporation through the date of his death, his estate or beneficiary shall be entitled to a pro rata portion of such Participant's Retention Bonus through the date of his death. Any payment of a Retention Bonus under the Retention Bonus Plan shall be in lieu of any payment under the Severance Agreement to which the Participant may otherwise be entitled. Except as may otherwise be required by applicable law or interpretive guidance by a regulatory agency then in effect, Parent and Company hereby agree that in determining the amount of any cash lump sum cash severance payment payable pursuant to Section 5.11(a) of this Agreement or any Retention Bonus, the offset for the aggregate Option Parachute Payment (as such term is defined in the Severance Agreement) attributable to the Options of the each covered individual which vest on an accelerated basis in connection with the Merger shall be determined (i) in accordance with the valuation procedures set forth in Paragraphs (c)(1) and (c)(2) of Q&A 24 of proposed Treasury Regulation 1.280G-1 and Example 8 of such Q&A 24, (ii) the amount of the accelerated payment attributable to each installment of Shares for which such Option is accelerated in connection with the Merger shall, for purposes of applying the valuation procedures of such Q&A 24, be limited solely to the spread between the Merger Consideration payable per Share and the option exercise price times the number of Shares for which the Option becomes exercisable on such an accelerated basis and (iii) the amount to be taken into account under Paragraph (c)(2) of such Q&A 24 to reflect the lapse of the vesting requirements otherwise applicable to those accelerated Shares shall be limited to 1% of the amount of the accelerated payment (as determined in accordance with the foregoing) times the number of months of acceleration.


                                   ARTICLE VI

                                   CONDITIONS

          Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or the Purchaser, as the case may be, to the extent permitted by applicable law:

          (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, if required by applicable law, in order to consummate the Merger;

          (b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

          (c) Purchase of Shares in Offer. Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer, except that this condition shall not apply if Parent, the Purchaser or their affiliates shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under this Agreement; and

          (d) HSR Approval. The applicable waiting period under the HSR Act shall have expired or been terminated.

          Section 6.2 Condition to Parent's and the Purchaser's Obligations to Effect the Merger. The obligations of Parent and the Purchaser to consummate the Merger are further subject to the fulfillment of the condition that all actions contemplated by Section 2.4 hereof shall have been taken, which may be waived in whole or in part by Parent and the Purchaser.


                                  ARTICLE VII

                                  TERMINATION

          Section 7.1 Termination. This Agreement may be terminated and the Transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a)  By the mutual written consent of Parent and the Company.

          (b)  By either of the Company or Parent:

               (i) if (x) the Offer shall have expired without any Shares being purchased therein or (y) the Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by April 30, 1997; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (A) to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date or (B) after Purchaser shall have purchased Shares pursuant to the Offer; or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non- appealable.

          (c)  By the Company:

               (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is at such time in breach of its obligations under this Agreement such as to cause a material adverse effect on the Company and its Subsidiaries, taken as a whole;

               (ii) in connection with entering into a definitive agreement in accordance with Section 5.4(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee, plus any amounts then due as a reimbursement of expenses; or

               (iii) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or the Purchaser, as applicable.

          (d)  By Parent:

               (i) if, due to an occurrence, not involving a breach by Parent or the Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer;

               (ii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (f) or (g) of Annex A hereto and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or

               (iii) if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph
     (e) of Annex A hereto.

          Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to its terms, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company except (A) for fraud or for breach of this

Agreement prior to such termination and (B) as set forth in Sections 5.2(a) (the penultimate sentence thereof), 7.2 and 8.1.


                                  ARTICLE VIII

                                 MISCELLANEOUS

          Section 8.1 Fees and Expenses. (a) Except as contemplated by this Agreement, including Section 8.1(b) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses.

          (b)  If (w) the Company shall terminate this Agreement pursuant to
Section 7.1(c)(ii), (x) Parent shall terminate this Agreement pursuant to
Section 7.1(d)(iii) hereof, or (y) either the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(i) and (a) prior thereto there shall have been publicly announced another Acquisition Proposal or an event set forth in paragraph (h) of Annex A shall have occurred and (b) an Acquisition Proposal shall be consummated on or prior to December 31, 1997, the Company shall pay to Parent, an amount equal to $20,000,000 (the "Termination Fee"), plus an amount, not to exceed $3.0 million, equal to Parent's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and Purchaser in connection with the Offer, the Merger, this Agreement and the consummation of the Transactions, which shall be payable in same day funds; provided, however, that no Termination Fee shall be payable if the Purchaser or Parent was in material breach of its representations, warranties or obligations under this Agreement at the time of its termination. The Termination Fee and Parent's good faith estimate of its expenses shall be paid concurrently with any such termination, together with delivery of a written acknowledgement by the Company of its obligation to reimburse Parent for its actual expenses in excess of such estimated expenses payment.

          Section 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.


          Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

          Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)  if to Parent or the Purchaser, to:

                 Honeywell Inc.
                 16404 N. Black Canyon Highway
                 Phoenix, Arizona 85023-3033
                 Attention: President, Industrial
                                Automation and Control
                 Telephone No.:(602) 313-5000
                 Telecopy  No.:(602) 313-5705

                 with a copy to:

                 Honeywell Inc.
                 Honeywell Plaza
                 Minneapolis, Minnesota 55408
                 Attention:  Office of the General Counsel
                 Telephone No.:(612) 951-1000
                 Telecopy No.: (612) 951-0647

                            and


                 Skadden, Arps, Slate, Meagher & Flom LLP
                 919  Third Avenue

                   New  York, New York 10022
                   Attention: David J. Friedman, Esq.
                   Telephone No.: (212) 735-3000
                   Telecopy No.:  (212) 735-2000

                               and

                   if to the Company, to:

                   Measurex Corporation
                   One Results Way
                   Cupertino, California 95014
                   Attention: Charles Van Orden, Vice-
                   President and General
                   Counsel
                   Telephone No.: (408) 725-3109
                   Telecopy No.:  (408) 864-7580

                   with a copy to:

                   Brobeck, Phleger and Harrison, LLP
                   Two Embarcadero Place
                   2200 Geng Road
                   Palo Alto, California  94303
                   Attention:  Thomas W. Kellerman, Esq.
                   Telephone No.: (415) 424-0160
                   Telecopy No.:  (415) 496-2885

          Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

          Section 8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 8.7 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality

Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 2.4 and 5.9 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 8.8 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court asking such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

          Section 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

          Section 8.10 Assignment. Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



                                   HONEYWELL INC.

                                   By  /s/ Lawrence W. Stranghoener
                                      ---------------------------------
                                       Name: Lawrence W. Stranghoener
                                       Title: Vice President- Corporate
                                                      Business Development



                                   HONEYWELL ACQUISITION CORP.

                                   By  /s/ Lawrence W. Stranghoener
                                      ---------------------------------
                                       Name: Lawrence W. Stranghoener
                                       Title: Vice President




                                   MEASUREX CORPORATION

                                   By  /s/ David A. Bossen
                                      ---------------------------------
                                       Name: David A. Bossen
                                       Title: Chairman and Chief Executive
                                                        Officer

                                                                         ANNEX A


          Certain Conditions of the Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares, any of the following events shall have occurred:

          (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity against the Purchaser, Parent, the Company or any Subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),
(iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (d) there shall have occurred any events after the date of the Agreement which, either individually or in the aggregate, would have a Company Material Adverse

Effect; provided, however, that no event, change or effect that materially results from the Transactions or the announcement thereof shall be deemed to cause, either individually or in the aggregate, a Company Material Adverse Effect;

          (e)(i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Acquisition Proposal or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.4(b) of the Agreement;

          (f) the representations and warranties of the Company set forth in the Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Agreement and as of the scheduled expiration of the Offer, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Company Material Adverse Effect;

          (g) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Agreement other than any failure which would not have, either individually or in the aggregate, a Company Material Adverse Effect;

          (h) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 20% of the outstanding Common Stock of the Company (other than any person not required to file a Schedule 13D under the rules promulgated under the Exchange Act);

          (i) the Agreement shall have been terminated in accordance with its terms; or

          (j) the diminution in the value of the Company and its Subsidiaries to the Parent and the Purchaser as a result of breaches, if any, of the representations and warranties set forth in Section 3.15 of the Agreement (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) in excess of environmental liabilities and costs which would reasonably be expected to exist based on the reports and information regarding environmental matters provided to Parent as listed on the Company Disclosure Schedule (assuming there has been no non-compliance with Environmental Laws, Environmental Claims, releases of Hazardous Materials, contamination or other environmental conditions described in Section 3.15 of the Agreement other than as specifically identified in such reports) as estimated by an environmental consultant or consultants reasonably satisfactory to Parent and the Company exceeds $16 million; provided, however, that the foregoing amount shall not be used to define Company Material Adverse Effect.

          The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or the Purchaser not in violation of the Agreement) and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                               Table of Contents



                                                                                         Page

ARTICLE I         THE OFFER AND MERGER                                                    1

Section 1.1              The Offer.                                                       1
Section 1.2              Company Actions.                                                 4
Section 1.3              Directors.                                                       6
Section 1.4              The Merger                                                       7
Section 1.5              Effective Time                                                   8
Section 1.6              Closing                                                          8
Section 1.7              Directors and Officers of the Surviving Corporation.             9
Section 1.8              Stockholders' Meeting.                                           9
Section 1.9              Merger Without Meeting of Stockholders.                         10

ARTICLE II        CONVERSION OF SECURITIES                                               10

Section 2.1              Conversion of Capital Stock                                     10
Section 2.2              Exchange of Certificates                                        11
Section 2.3              Dissenters' Rights.                                             13
Section 2.4              Company Plans.                                                  13

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE COMPANY                          15

Section 3.1              Organization.                                                   16
Section 3.2              Capitalization                                                  17
Section 3.3              Authorization; Validity of Agreement; Company Action            18
Section 3.4              Consents and Approvals; No Violations                           19
Section 3.5              SEC Reports and Financial Statements                            20
Section 3.6              Absence of Certain Changes                                      20
Section 3.7              No Undisclosed Liabilities                                      21
Section 3.8              Litigation.                                                     21
Section 3.9              Employee Benefit Plans                                          21
Section 3.10             Tax Matters; Government Benefits                                24
Section 3.11             Intellectual Property.                                          26
Section 3.12             Employment Matters.                                             27
Section 3.13             Compliance with Laws.                                           28
Section 3.14             Vote Required.                                                  28
Section 3.15             Environmental Laws                                              28


Section 3.16        Information in Proxy Statement.                                                      30
Section 3.17        Opinion of Financial Advisor.                                                        31
Section 3.18        Rights Agreement                                                                     31

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER                                 32

Section 4.1          Organization.                                                                       32
Section 4.2          Authorization; Validity of Agreement; Necessary Action.                             32
Section 4.3          Consents and Approvals; No Violations.                                              33
Section 4.4          Information in Proxy Statement.                                                     33
Section 4.5          Financing                                                                           34

ARTICLE V     COVENANTS                                                                                  34

Section 5.1          Interim Operations of the Company.                                                  34
Section 5.2          Access; Confidentiality.                                                            36
Section 5.3          Consents and Approvals.                                                             37
Section 5.4          No Solicitation.                                                                    38
Section 5.5          Brokers or Finders.                                                                 40
Section 5.6          Additional Agreements.                                                              40
Section 5.7          Publicity.                                                                          40
Section 5.8          Notification of Certain Matters.                                                    41
Section 5.9          Directors' and Officers' Insurance and Indemnification.                             41
Section 5.10         Purchaser Compliance.                                                               42
Section 5.11         Severance Agreements.                                                               42

ARTICLE VI    CONDITIONS                                                                                 44

Section 6.1           Conditions to Each Party's Obligation to Effect the Merger.                        44
Section 6.2           Condition to Parent's and the Purchaser's Obligations to Effect the Merger.        45

ARTICLE VII   TERMINATION                                                                                45

Section 7.1           Termination.                                                                       45
Section 7.2           Effect of Termination.                                                             47

ARTICLE VIII   MISCELLANEOUS                                                  47

Section 8.1           Fees and Expenses                                       47
Section 8.2           Amendment and Modification.                             48
Section 8.3           Nonsurvival of Representations and Warranties.          48
Section 8.4           Notices.                                                48
Section 8.5           Interpretation                                          50
Section 8.6           Counterparts.                                           50
Section 8.7           Entire Agreement; No Third Party Beneficiaries.         50
Section 8.8           Severability.                                           50
Section 8.9           Governing Law.                                          51
Section 8.10          Assignment                                              51
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